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                                                                   EXHIBIT 10.14

                            COLLABORATION AGREEMENT

     This Collaboration Agreement ("Agreement") dated as of the 25th day of April, 1998 between SOANE BIOSCIENCES, INC., 3906 Trust Way, Hayward, California 94545-3716 (hereinafter "SBio") and THE PERKIN-ELMER CORPORATION, having its PE Applied Biosystems Division at 850 Lincoln Centre Drive, Foster City, CA 94404 (hereinafter "Perkin-Elmer").

     WHEREAS, SBio has proprietary technology and know-how with respect to microfluidic electrophoresis devices; and

     WHEREAS, SBio has certain skills and know-how related to the manufacture of such devices; and

     WHEREAS, Perkin-Elmer has certain skills and know-how related to genetic analysis systems utilizing electrophoresis, and the marketing, sales and support of products incorporating such systems; and

     WHEREAS, SBio and Perkin-Elmer desire to enter into a collaboration with the objective of developing genetic analysis systems incorporating such microfluidic electrophoresis devices; and

     WHEREAS, both Parties recognize that each has rights to pre-existing intellectual properties which may directly or indirectly contribute to the commercialization of such genetic analysis systems and understand that in the process of developing the genetic analysis systems contemplated by the collaboration, both parties will reveal to each other relevant intellectual property that existed prior to the effective date of the collaboration under appropriate confidentiality and nondisclosure provisions, irrespective of whether the intellectual property is an issued patent, a pending patent application, a trade secret, know-how or otherwise; and

     WHEREAS, SBio desires to manufacture such microfluidic electrophoresis devices and supply Perkin-Elmer's requirements therefor; and

     WHEREAS, SBio is willing to grant exclusive rights to Perkin-Elmer to make and sell genetic analysis systems; and

     WHEREAS, SBio is willing to grant co-exclusive rights to Perkin-Elmer to use such genetic analysis systems; and

     WHEREAS, the Parties have entered into a certain Series E Redeemable Preferred Stock Purchase Agreement at a later date (the "Equity Agreement").


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     NOW THEREFORE, in considerations of the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1.   DEFINITIONS

     1.1. "Affiliates" will mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement, as the case may be, to the extent of at least fifty percent of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

     1.2. "Intellectual Property Rights" will mean all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including, without limitation, all (1) patents, patent applications and patent rights; (2) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask works, mask work applications, mask work registrations; (3) rights relating to the protection of trade secrets and confidential information, (4) any right analogous to those set forth in this definition and any other proprietary rights relating to intangible property (other than trademark, trade dress, or service mark rights); and (5) divisions, continuations, renewals, reissues, continuing prosecution, and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issue or acquired.

     1.3. "Pre-Collaboration SBio Intellectual Property" will mean all Intellectual Property Rights relating to Microfluidic Eletrophoresis Devices that are owned by, either partially or wholly, or licensed to, SBio as of the Effective Date. In particular, Pre-Collaboration SBio Intellectual Property will include U.S. Patent No. 5,126,022 and any Related Patents.

     1.4. "Collaboration SBio Intellectual Property" will mean all Intellectual Property Rights arising out of work performed pursuant to the obligations of this Agreement, conceived and/or reduced to practice during the Contact Period solely by one or more employees or agents of SBio.

     1.5. "Collaboration Joint Intellectual Property" will mean all Intellectual Property Rights arising out of work performed pursuant to the obligations of this Agreement, which is jointly conceived and/ or reduced to practice during the Contract Period by one or more employees or agents of SBio, and by one or more employees or agents of Perkin-Elmer.

     1.6. "Collaboration Perkin-Elmer Intellectual Property" will mean all Intellectual Property Rights arising out of work performed pursuant to the



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           obligations of this Agreement, conceived and/or reduced to practice during the Contract Period solely by one or more employees or agents of Perkin-Elmer.

     1.7. "Contract Period" or "Contract Term" will mean the term beginning on the Effective Date and ending on the date of termination.

     1.8. "Effective Date" will mean the date of this Agreement first written above or such later date as the Parties will determine by mutual agreement.

     1.9. "Net Sales" will mean (1) with respect to sales by a Party, or an Affiliate of a Party, or a distributor of a Party to non-affiliated third party purchasers, the actual amount of gross sales of Licensed Product(s) to a third party, less: trade, cash and quantity discounts granted at the time invoice, if any, actually allowed, amounts refunded for faulty or defective product, returns, rejections, freight, insurance and other transportation costs (except income taxes), tariffs, duties and similar governmental charges paid, to the extent included in gross sales price, (2) with respect to sales by a Party made to any Affiliate or to any person, firm or corporation enjoying a special course of dealing with a Party, the Net Sales will be determined based on the first resale in a bona fide arms-length transaction of Licensed Product(s) by such Affiliate, person, firm or corporation to third parties, and (3) with respect to Licensed Product(s) which are used by a Party, or an Affiliate of a Party, to supply services or information to a third party for commercial purposes, or are otherwise disposed of, the Net Sales shall be determined as if such Licensed Product(s) has been sold at the average Net Sales for such Licensed Product(s) during the past one hundred and twenty days.

     1.10. "Party" will mean SBio or Perkin-Elmer and, when used in the plural, will mean SBio and Perkin-Elmer.

     1.11. "Licensed Patent" will mean any patent or patent application claiming or disclosing Pre-Collaboration SBio Intellectual Property, Collaboration SBio Intellectual Property, and/or Collaboration Joint Intellectual Property, including any Related Patents.

     1.12. "Licensed Product" will mean any product for use in the Licensed Field which, but for the license granted hereunder, manufacture, use or sale thereof would infringe at least one Valid Claim of a Licensed Patent.

     1.13. "Valid Claim" will mean a claim of a patent which has not been held invalid or otherwise unenforceable by a court of competent jurisdiction or has not otherwise finally been held unpatentable by an appropriate.



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            administrative agency.

      1.14. "Prosecute" will mean, in the context of prosecuting pending Patent Applications, taking necessary actions, including conducting oppositions and interferences, to perfect the patent rights to an invention.

      1.15. "Genetic Analysis Field" will mean any method comprising an analysis of nucleic acids [*].

      1.16. "Licensed Field" means the Genetic Analysis Field.

      1.17. "Microfluidic Electrophoresis Device" will mean a device [*], glass or plastic, which, but for the license granted hereunder, manufacture, use or sale thereof would infringe at least one Valid Claim of a Licensed Patent.

      1.18. "Genetic Analysis Systems" will mean instrument systems for performing Genetic Analysis which utilize a Microfluidic Electrophoresis Device.

      1.19. "Related Patent" will mean a patent or patent application which
            (1) discloses and/or claims substantially the same subject matter as a Licensed Patent, (2) discloses and/or claims improvements to inventions disclosed or claimed in a Licensed Patent and requires rights under the Licensed Patent to exploit such improvements, and/or (3) claims priority to a Licensed Patent, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, and continuing prosecution applications and patents, and (4) any foreign equivalents of Licensed Patents.

      1.20. "Start Development Checkpoint" will mean that point in a project at which a report is produced which documents that the following parameters have been established with respect to a Licensed Product(s): [*].

      1.21. "Technology Access Partners" will mean third parties who receive early access to Genetic Analysis Systems and Microfluidic Electrophoresis Devices developed under the Work Plan for their internal use only, pursuant to a Technology Access Agreement.

      1.22. "Technology Access Agreement" will mean an agreement between one or both Parties and a Technology Access Partner defining the terms and

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


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            conditions under which the Technology Access Partner receives early access to Genetic Analysis Systems and Microfluidic Electrophoresis Devices.

      1.23. "Confidential Information" will include confidential knowledge, know-how, practices, processes, equipment or information which (1) is obtained or generated during the course of this work and (2) is related thereto and, except for generated information (3) is identified at the time of disclosure as "CONFIDENTIAL" and, in the case of disclosures in non-written form, is identified in writing within thirty days as confidential. Notwithstanding the above, Confidential Information will not include, and nothing in Section 6 will in any way restrict the rights of either SBio or Perkin-Elmer to use, disclose or otherwise deal with, any information which:

                  (a) can be demonstrated to have been in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the recipient; or

                  (b) can be demonstrated to have been independently known to the recipient prior to the receipt thereof, or made available to the recipient as a matter of lawful right by a third party; or

                  (c) can be demonstrated to have been rightfully received by the recipient from a third party who did not require the recipient to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the other Party to this Agreement under a continuing obligation of confidentiality; or

                  (d) will be required for disclosure to any governmental regulatory agencies pursuant to approval for use; or

                  (e) is independently conceived, invented or acquired by researchers of the recipient who have not been personally exposed to the information provided to the recipient hereunder; or

                  (f) is published by a governmental agency as part of the normal patent filing and prosecution process.

2.    FEASIBILITY PHASE

      2.1 Purpose. During the "Feasibility Phase" the Parties will work both jointly and independently to establish the technical and commercial feasibility of all proposed Licensed Product(s). All proposed Licensed Product(s), whether under this Agreement or otherwise, must be approved by the Joint Steering Committee per Section 4. The Feasibility Phase of a project will



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          continue until a Start Development Checkpoint has been achieved for that product.

     2.2 Work Plan. Feasibility of Licensed Product(s) will be established by the Parties in accordance with a Work Plan. The Work Plan will set forth a plan of action to achieve a Start Development Checkpoint. The Work Plan will be defined and modified as required from time to time by the Joint Steering Committee.

     2.3 Commitment of Resources. Each Party will commit at least [*] over a period of four years to the execution of the Work Plan.

     2.4 Feasibility Teams. Each Party will assign personnel to its feasibility team with the appropriate skills and experience to accomplish the work established in the Work Plan. It is expected that such teams will work together to accomplish the objective of the collaboration including, if appropriate, conducting efforts at the same facility.

     2.5 Technology Access Program. Funding for the Work Plan may be obtained through Technology Access Agreements between one or both Parties and a Technology Access Partner. A Technology Access Agreement must be mutually agreed to by the Parties. Neither Party will enter into a Technology Access Agreement without the prior written consent of the other Party. However, terms and conditions relating directly to the purchase of equity in SBio will be at the sole discretion of SBio.

3.   COMMERCIALIZATION PHASE

     3.1 Purpose. The purpose of this phase of the collaboration is the facilitation of a cost effective manufacturing program for Licensed Product(s) and the development and implementation of a plan for the marketing, sales and support of Licensed Product(s). This "Commercialization Phase" with respect to each Licensed Product, will commence upon reaching a Start Development Checkpoint for the Licensed Product.

     3.2 Marketing, Sales and Support. In order to effectively market Licensed Product(s) the Parties agree that:

          3.2.1. Licensed Product(s) will be exclusively marketed, sold and supported (including customer training and application support of customers) through the sales and service organization of Perkin-Elmer, its Affiliates and distributors, in accordance with a marketing plan to be developed by Perkin-Elmer.

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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                3.2.2.  Perkin-Elmer will be responsible for all expenses
                        related to the marketing, sales and support of Licensed Product(s); and

                3.2.3. Perkin-Elmer will include appropriate statements in its marketing literature concerning Licensed Product(s) to indicate that such Licensed Product(s) is being manufactured under a license from SBio.

           3.3 Sale and Purchase. Subject to the terms and conditions of this Agreement, SBio will sell to Perkin-Elmer and Perkin-Elmer will purchase from SBio units of the Microfluidic Electrophoresis Devices.

                        3.3.1. Supply Agreement. Upon the Parties reaching a Start Development Checkpoint, the Parties will develop and enter into a supply agreement which, consistent with this Agreement, will govern the purchase and sale of Microfluidic Electrophoresis Devices by SBio to Perkin-Elmer. Such supply agreement will contain provisions which, in addition to customary warranty, representations and indemnification provisions, will (1) set forth a commercially reasonable plan for SBio to supply Microfluidic Electrophoresis Devices to Perkin-Elmer in satisfaction of Perkin-Elmer's requirements as to volume, cost, physical specifications, regulatory requirements and schedule, and (2) obligate SBio to provide technical support to Perkin-Elmer (but not directly to Perkin-Elmer's customers). Reasonable minimum purchase quantities will be negotiated between the Parties in good faith.

                                3.3.1.1. Transfer Price. The transfer price of
                                         the Microfluidic Electrophoresis
                                         Devices will be determined before their
                                         development by the Joint Steering
                                         Committee. In the event a price change
                                         of a Microfluidic Electrophoresis
                                         Device becomes necessary for any
                                         reason, such as a model change, a major
                                         change of the competitive situation
                                         with respect to price performance or
                                         any other reasonable cause, the Parties
                                         will, in good faith, negotiate,
                                         primarily through the Joint Steering
                                         Committee, to establish a reasonable
                                         transfer price.

                        3.3.2. SBio Unwilling or Unable to Supply Microfluidic Electrophoresis Devices to Perkin-Elmer. If SBio is unable or unwilling to supply Microfluidic Electrophoresis Devices to Perkin-Elmer in accordance with Section 3.3.1, such Microfluidic Electrophoresis Devices will be made by Perkin-Elmer or its designate and SBio will receive a share of Net Sales of such Microfluidic Electrophoresis Devices as set forth in Section 3.3.2.1 below, provided, however, that SBio will


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                                have [*] following notice by Perkin-Elmer, to
                                remedy any cause for non-compliance with the requirements of Section 3.3.1.

                                3.3.2.1. Share of Net Sales. Where SBio is not
                                         the supplier of Microfluidic
                                         Electrophoresis Devices as provided in
                                         Section 3.3.2, Perkin-Elmer will pay
                                         SBio a revenue share of [*] of Net
                                         Sales of Microfluidic Electrophoresis
                                         Devices sold by Perkin-Elmer, its
                                         Affiliates, distributors and
                                         sublicensees. Following
                                         commercialization of Licensed
                                         Product(s), after the end of each
                                         fiscal month, Perkin-Elmer will provide
                                         SBio with a report of the estimated Net
                                         Sales of Microfluidic Electrophoresis
                                         Devices sold during the previous month,
                                         including information concerning total
                                         units sold during the month. Based upon
                                         this report, Perkin-Elmer will submit
                                         payment of an estimated revenue share
                                         to SBio within thirty days after the
                                         end of each month. Within sixty days
                                         after the end of each fiscal quarter,
                                         Perkin-Elmer will provide SBio with a
                                         report of actual Net Sales of
                                         Microfluidic Electrophoresis Devices
                                         for that fiscal quarter and shall
                                         compute an actual revenue share owed by
                                         Perkin-Elmer to SBio. Payment of such
                                         actual revenue share will accompany
                                         this report. In the event that there is
                                         a difference between the estimated Net
                                         Sales and the actual Net Sales of
                                         Microfluidic Electrophoresis Devices,
                                         for a given fiscal quarter, the Parties
                                         will make an adjustment to the actual
                                         revenue share to reflect this
                                         difference.

                        3.3.3. Payments. All payments under this Section 3.3 shall be made in United States dollars by wire transfer to a bank account designated by SBio in full, without deductions of taxes charges and any other duties that may be imposed. For converting payments due on sales made in currencies other than United States dollars into United States dollars, Perkin-Elmer will convert such payments at the closing commercial sell rate of exchange for United States dollars and each currency involved as quoted by Citibank, N.A., or any successor thereto, in New York on the last business day of the relevant period.

        3.4. Perkin-Elmer Contributes to Manufacture of Microfluidic Electrophoresis Device. In the event that the manufacture of Microfluidic Electrophoresis Devices requires the participation of Perkin-Elmer, the Parties will negotiate the terms of such participation in good faith.

        3.5.    Provision of Genetic Analysis Systems to SBio.

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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          3.5.1.    Perkin-Elmer will provide prototype Genetic Analysis Systems to SBio at Perkin-Elmer's internal transfer cost, for SBio's internal use only, as such systems become available. The number of systems so provided will be determined by the Parties.

4.   JOINT STEERING COMMITTEE

     4.1. Purpose. A Joint Steering Committee will be established to oversee the collaboration throughout the term of this Agreement. The purpose of the Joint Steering Committee will be:

               (a) to oversee all aspects of the collaboration, including development and implementation of the Work Plan, manufacturing (supply), marketing, sales, and support of Licensed Product(s);

               (b) to review and evaluate progress under the Work Plan with respect to the development of Licensed Product(s), including annual budgets;

               (c) to recommend and ensure implementation of changes to the Work Plan as appropriate; and

               (d) to organize the Feasibility Team(s) and oversee and direct their activities.

     4.2. Membership. The Joint Steering Committee will be comprised of four employees each from SBio and Perkin-Elmer, appointed at the sole discretion of the respective Parties. Substitute employees may be appointed at any time. The Joint Steering Committee will be chaired in the first year by a senior representative from SBio, and thereafter on a rotating annual basis, by a senior representative from SBio or Perkin-Elmer.

     4.3. Meetings. The Joint Steering Committee will meet as often as is reasonably necessary to accomplish its purpose but at least quarterly, on a mutually agreeable date and at a place selected initially by SBio and then by each party in turn thereafter. Representatives of SBio or Perkin-Elmer, or both, in addition to members of the Joint Steering Committee, may attend such meetings at the invitation of either Party.

     4.4. Joint Steering Committee Decisions and Dispute Resolution. Decisions regarding Development and Commercialization of Licensed Product(s) will be made by consensus. If the Joint Steering Committee is unable to reach agreement, within ten days the matter will be submitted for resolution to the President of SBio and the President of the PE Applied

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          Biosystems Division of Perkin-Elmer. In the event that the Presidents for each Party cannot reach agreement within ten days after receiving notice from the Joint Steering Committee, which period may be extended by mutual agreement of the Parties, then either Party may initiate arbitration in accordance with this section under the rules of the American Arbitration Association then in effect. A Party will notify the other in writing should it intend to arbitrate. The Parties will select, by mutual agreement, a neutral expert from the National Panel of Arbitrators of the AAA, within thirty days after receipt of such notice. Should no arbitrator be chosen within the above period, the AAA will appoint the arbitrator within thirty days after the end of such period. The laws of the State of California will apply to the arbitration proceedings. The decision of the arbitrators with respect to this agreement will be final and binding on the Parties and their legal successors.

     4.5 Expenses. The Parties shall each bear all expenses of their respective members related to their participation on the Joint Steering Committee.

5.   INTELLECTUAL PROPERTY; PATENT PROSECUTION AND LITIGATION; LICENSES

     5.1. Ownership of Intellectual Property

          5.1.1. Pre-Collaboration SBio Intellectual Property and Collaboration SBio Intellectual Property. All rights and title to Pre-Collaboration SBio Intellectual Property and Collaboration SBio Intellectual Property, whether patentable or copyrighted or not, will belong to SBio and will be subject to the terms and conditions of this Agreement.

          5.1.2. Collaboration Joint Intellectual Property. All rights and title to Collaboration Joint Intellectual Property, whether patentable or copyrightable or not, will belong jointly to Perkin-Elmer and SBio and will be subject to the terms and conditions of this Agreement.

          5.1.3. Collaboration Perkin-Elmer Intellectual Property. All rights and title to Collaboration Perkin-Elmer Intellectual Property, whether patentable or copyrightable or not, will belong to Perkin-Elmer. Such Perkin-Elmer Intellectual Property will be subject to the terms and conditions of this Agreement.

     5.2. Invention Disclosures. SBio and Perkin-Elmer agree to use reasonable efforts to report inventions conceived and/or reduced to practice that are within the scope of the collaboration intellectual property described in Sections 1.3, 1.4, 1.5 and 1.6 within thirty days of their identification

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          thereof.

     5.3  Filing of Patent Applications.

          5.3.1. Collaboration SBio Intellectual Property. SBio will have the first right, using in-house or outside legal counsel selected by SBio's sole discretion, to prepare, file, Prosecute, maintain and extend patent applications for Collaboration SBio Intellectual Property in countries of SBio's choosing, and SBio will bear all costs relating to such activities which occur at SBio's request or direction. SBio will solicit Perkin-Elmer's advice and review of SBio applications relating to Licensed Product(s) and take into consideration Perkin-Elmer's advice thereon. If SBio elects not to prepare, file, Prosecute or maintain certain of such patent applications or certain claims encompassed within such applications, in one or more countries, SBio will give Perkin-Elmer notice thereof within a reasonable period prior to allowing such patents or claims to lapse or become abandoned or unenforceable, and Perkin-Elmer will thereafter have the right, at its sole expense, to prepare, file, Prosecute, and maintain such applications in its own name in such one or more countries. SBio will, at SBio's expense, provide reasonable assistance to Perkin-Elmer to facilitate the filing and prosecution of all such applications and will execute all documents deemed necessary or desirable therefor. Perkin-Elmer and SBio will each hold all information it presently knows or acquires under this Section as confidential information in accordance with Section 6.

          5.3.2. Collaboration Perkin-Elmer Intellectual Property. Perkin-Elmer will have the first right, using in-house or outside legal counsel selected by Perkin-Elmer's sole discretion, to prepare, file, Prosecute, maintain and extend patent applications for Collaboration Perkin-Elmer Intellectual Property in countries of Perkin-Elmer's choosing, and Perkin-Elmer will bear all costs relating to such activities which occur at Perkin-Elmer's request or direction. Perkin-Elmer will solicit SBio's advice and review of Perkin-Elmer's applications relating to Licensed Product(s) and take into consideration SBio's advice thereon. If Perkin-Elmer elects not to prepare, file, Prosecute or maintain certain of such patent applications or certain claims encompassed within such applications, in one or more countries, Perkin-Elmer will give SBio notice thereof within a reasonable period prior to allowing such patents or claims to lapse or become abandoned or unenforceable, and SBio will thereafter have the right, at its sole expense, to prepare, file, Prosecute, and maintain such applications

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                   in its own name in such one or more countries. Perkin-Elmer will, at Perkin-Elmer's expense, provide reasonable assistance to SBio to facilitate the filing and prosecution of all such applications and will execute all documents deemed necessary or desirable therefor. Perkin-Elmer and SBio will each hold all information it presently knows or acquires under this Section as confidential information in accordance with Section 6.

            5.3.3. Collaboration Joint Intellectual Property. With respect to
                   Collaboration Joint Intellectual Property, Perkin-Elmer and SBio will jointly determine the advisability of filing a patent application or application for other intellectual property thereon. The Joint Steering Committee, as appropriate, will appoint one of the Parties the responsibility to prepare, file, Prosecute diligently and maintain such application(s). The Parties will share equally all reasonable costs incurred in connection with such activities (the non-prosecuting Party will promptly reimburse the prosecuting Party); provided that either Party may avoid its responsibility for such costs by assigning its rights in such Collaboration Joint Intellectual Property to the other Party. If either Party assigns to the other its rights in such Collaboration Joint Intellectual Property as set forth above, the other Party will be free to decide, in its sole discretion, whether or not to file or continue prosecution or maintain any such application(s), and whether or not to maintain any protection issuing thereon in the U.S. and in any foreign country. Any such filing, prosecution or maintenance will then be at the assignee's sole expense.

      5.4.  SBio's License of Intellectual Property to Perkin-Elmer.

            5.4.1. Exclusive License. SBio grants to Perkin-Elmer an exclusive license under Licensed Patents to make, have made, offer to sell and sell Licensed Product(s) in the Licensed Field, subject to SBio's rights set forth in Section 3.3 and the exclusion of Section 5.4.3.

            5.4.2. Co-Exclusive License. SBio grants to Perkin-Elmer a co-exclusive license under the Licensed Patents to use Licensed Product(s) in the Licensed Field, including the right to grant a sublicense to customers to use Licensed Product(s), subject to the exclusion of Section 5.4.3.

            5.4.3. [*] Exclusion From Licenses. The exclusive license
                   granted in Section 5.4.1 and the co-exclusive license granted in Section



[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                    5.4.2 expressly exclude the sale of Licensed Product(s)
                    [*].

          5.4.4. Grantback from Perking-Elmer to SBio. In the event that the Joint Steering Committee decides, pursuant to Section 2.1, that SBio will independently develop Licensed Product(s) outside of a Workplan, Perkin-Elmer grants to SBio a non-exclusive license under Licensed Patents to make, have made, offer to sell and sell such independently-developed Licensed Product(s) in the Licensed Field.

     5.5. PATENT LITIGATION.

          5.1.1. In the event of the institution of any suit by a third party against SBio or Perkin-Elmer alleging that the manufacture, use, sale, distribution or marketing of Licensed Product(s) infringes a third party patent, the Party sued will promptly notify the other Party in writing. The other Party will have the right but not the obligation to defend or participate in the defense of such suit at its own expense. SBio and Perkin-Elmer will assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting Party. The Party conducting such action will have full control over its conduct, including settlement thereof provided such settlement will not be made without the prior written consent of the other Party if it would adversely affect the rights of the other Party, such consent not to be unreasonably withheld or delayed.

          5.5.2. In the event that SBio or Perkin-Elmer becomes aware of actual or threatened infringement of a patent resulting from Collaboration SBio Intellectual Property, Collaboration Perkin-Elmer Intellectual Property, or Collaboration Joint Intellectual Property, that Party will promptly notify the other Party in writing. Either owner of a patent resulting from such intellectual property will have the first right but not the obligation to bring, at its own expense, an infringement action against any third party and to use the other Party's name in connection therewith. If an owner of the patent does not commence a particular infringement action within ninety (90) days, the other Party, after notifying the owner in writing, will be entitled to bring such infringement action at its own expense. The Party conducting such action will have full control over its conduct, including settlement thereof provided such settlement will not be made without the prior written consent of the other Party if it would adversely affect the rights of the other Party, such consent not to be unreasonably withheld or delayed. In any event, SBio and

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                    Perkin-Elmer will assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting Party.


          5.5.3 SBio and Perkin-Elmer have the right to recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount will be shared between Perkin-Elmer and SBio in an amount proportional to their respective expenses.

          5.5.4 The Parties must keep one another reasonably informed of the status of their respective activities regarding any such litigation or settlement thereof.

     5.6 Effect of Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will irrevocably be deemed to be, "intellectual property" as defined in Section 101(56) of the Bankruptcy Code. In the event of the Commencement of a case by or against either Party under any Chapter of the Bankruptcy Code, this Agreement will be deemed an executory contract and all rights and obligations hereunder will be determined in accordance with Section 365(n) thereof.

     5.7  Trademarks and Non-Proprietary Names

          5.7.1. Perkin-Elmer, at its expense, will be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with Licensed Product(s), except for Microfluidic Electrophoresis Devices, and will own and control such trademarks. Nothing in this Agreement will be construed as a grant of rights, by license or otherwise, to SBio to use such trademarks for any purpose other than co-promotion as provided in this Agreement.


          5.7.2. Perkin-Elmer, at its expense, will be responsible for the selection of non-proprietary names for Licensed Product(s) sold by Perkin-Elmer.

          5.7.3 SBio, at its expense, will be responsible for the selection, registration and maintenance of all trademarks that it employs in connection with Microfluidic Electrophoresis Devices, and will own and control such trademarks. Nothing in this agreement will be construed as a grant of rights, by license or otherwise, to Perkin-

               Elmer to use such trademarks for any purpose other than co-promotion as provided in this Agreement.

6.   CONFIDENTIALITY

     6.1 Duties of Confidentiality. Because SBio and Perkin-Elmer will be cooperating with each other in this collaboration, each may reveal Confidential Information to the other in the course of this program. The Parties agree, by using the same degree of care as each uses for information of like importance, but not less than a reasonable degree of care (1) to hold in confidence any Confidential Information disclosed by the other Party hereunder, and (2) not to disclose same to any third party without the express written consent of the other, or, except as may be required for purposes of advancing the developing, manufacturing or marketing of Licensed Product(s), or to carry out any litigation concerning the same, provided that each such third party is informed of the confidentiality of such information and that each said third party agrees to be bound to at least the same degree of confidentiality as the Parties are bound under this Agreement. This confidentiality requirement will remain in force for a period of three years following termination of this Agreement.

     6.2 Responsibility over Employees and Agents. Each of the Parties agrees to assume individual responsibility for the actions and omissions of its respective employees, agents and assigns in conjunction with this research, and to inform same of the responsibilities for confidentiality and disclosure under this Agreement, and to obtain their Agreement to be bound in the same manner that the Party is bound.

     6.3 Affiliates. Nothing herein will be construed as preventing either Party from disclosing any information to an Affiliate of Perkin-Elmer or SBio or to a sub-licensee, distributor or joint venture or other associated company of either Party for the purpose of developing or commercializing Licensed Product(s), provided such Affiliate, sub-licensee, distributor or joint venture or other associated company has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

     6.4 Bankruptcy. All Confidential Information disclosed by one Party to the other will remain the intellectual property of the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party will promptly notify the court or other tribunal (1) that Confidential Information received from the other Party under this Agreement remains the property of the other Party and (2) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party will, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party's Confidential Information and to ensure that the court, other tribunal or appointed maintains such information in confidence in accordance with the terms of this Agreement.

        6.5. Publication. Neither Perkin-Elmer nor SBio will submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated and provided by the other Party or otherwise developed by either Party in the performance of activities in furtherance of this Agreement without first obtaining the prior written consent of the other Party, which will not be unreasonably withheld, except that the foregoing will not apply to the customary literature which is prepared for marketing and sales purposes.

        6.6. Publicity. Within thirty days following the Effective Date, the Parties will agree on the form and language of a joint press release related to this agreement.

        6.7. Compliance with Statutory Requirements. For the avoidance of doubt, nothing in this Agreement will be construed as preventing or in any way inhibiting either Party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of products in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities Confidential Information or other information received from a Party or third parties. The Parties will take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

7.      REPRESENTATIONS, WARRANTIES AND COVENANTS

        7.1. Each Party represents, warrants and covenants to the other Party that:

                7.1.1. it has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder;

                7.1.2. the execution and delivery of this Agreement and the performance of the transactions contemplated thereby have been duly authorized by all necessary corporate action of such Party;

                7.1.3. the execution and delivery of this Agreement and the performance by such Party of any of its obligations under this Agreement do not and will not (1) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a party, any judgment of any court or governmental body applicable to such Party or its properties or, to such Party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party or its properties, and (2) with respect to the execution and delivery of the Agreement, require any consent or approval of any governmental authority or other person;

                7.1.4. each Party will to the best of its knowledge without undertaking a special investigation, disclose to the other Party any material adverse proceedings, claims or actions that arise, relating to their technology which would materially interfere with that Party's performance of its obligations under this Agreement;

                7.1.5. each Party's employees have executed or will execute agreements whereby all right, title and interest in any technology and invention(s) will be assigned to their respective employers.

8.      INDEMNIFICATION

        8.1. Perkin-Elmer Indemnification of SBio. Perkin-Elmer will defend, indemnify and hold harmless SBio, Affiliates of SBio, and their respective directors, officers, shareholders in their capacity as shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them by a third party arising out of (1) the untruth, inaccuracy, breach, or nonfulfillment of any representation or warranty or any covenant or agreement of Perkin-Elmer contained in or made pursuant to this Agreement or (2) the manufacture, distribution, sale or other disposition by or through Perkin-Elmer or its Affiliates of Licensed Product(s) or part thereof. Perkin-Elmer's obligation to defend, indemnify and hold harmless will include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity will not extend to any claims against an indemnified Party which results (i) from the negligence or willful misconduct of such indemnified Party, or (ii) a claim of patent infringement. Perkin-Elmer will have the exclusive right to control the defense of any action which is to be indemnified in whole by Perkin-Elmer hereunder, including the right to select counsel acceptable to SBio to defend SBio and to settle any claim, provided that, without the written consent of SBio (which will not be unreasonably withheld or delayed), Perkin-Elmer will not agree to settle any claim against SBio to the extent such claim has a material adverse effect on SBio. The provisions of this Section will survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and Perkin-Elmer's obligations hereunder will apply whether or not such claims are rightfully brought.

      8.2. SBio Indemnification of Perkin-Elmer. SBio will defend, indemnify and hold harmless Perkin-Elmer, Affiliates of Perkin-Elmer and their respective directors, officers, shareholders in their capacity as shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them by a third party arising out of (1) the untruth, inaccuracy, breach, or nonfulfillment of any representation or warranty or any covenant or agreement of SBio contained in or made pursuant to this Agreement or (2) the manufacture by or through SBio or its Affiliates of any Licensed Product(s) or part thereof. SBio's obligation to defend, indemnify and hold harmless will include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity will not extend to any claims against an indemnified Party which results (i) from the negligence or willful misconduct of such indemnified
            Party, or (ii) a claim of patent infringement, or (iii) where such claims result from a modification of Licensed Product(s) by Perkin-Elmer which was not approved by SBio. SBio will have the exclusive right to control the defense of any action which is to be indemnified in whole by SBio hereunder, including the right to select counsel acceptable to Perkin-Elmer to defend Perkin-Elmer and to settle any claim, provided that, with the written consent of Perkin-Elmer (which will not be unreasonably withheld or delayed), SBio will not agree to settle any claim against Perkin-Elmer to the extent such claim has a material adverse effect on Perkin-Elmer. The provisions of this Section will survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and SBio's obligations hereunder will apply whether or not such claims are rightfully brought.

      8.3. Notice; Choice of Attorney. A Party that intends to claim indemnification under this Section 8 (the "Indemnitee") will promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, will assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such Indemnitor of any liability to the Indemnitee under this Section 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 8.

      8.4. Consent Required. The indemnity agreement in this Section 8 will not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent will not be withheld unreasonably.

      8.5. Cooperation. The Indemnitee under this Section 8, its employees and agents, will cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor will additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing it claim for indemnity.

9.    TERM AND TERMINATION

      9.1. Term. Unless terminated earlier as provided herein, this Agreement will commence on the Effective Date and will remain in full force until terminated as provided herein.

      9.2.  Termination. This Agreement may be terminated as follows:

            9.2.1. by mutual written agreement of SBio and Perkin-Elmer, effective as of the time specified in such written agreement; or

            9.2.2. by either Party,

                   9.2.2.1. in the event the other Party will file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of creditors.

           9.2.2.2. upon any material breach of this Agreement by the other Party; provided that the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail and the Party receiving such notice must have failed to cure such alleged breach within sixty days after receipt of such notice.

     9.3. Survival of Obligations. Upon any termination of this Agreement, neither Party will be relieved of any obligations incurred prior to such termination. Notwithstanding any termination of this Agreement, the obligations of the Parties under Sections 3.3, 5, 6, 7, 8, 9.3, and 11, as well as under any licenses which are maintained in effect and any other provisions which by their nature are intended to survive any such termination, will survive and continue to be enforceable. With respect to the survival of licenses granted in
           Section 5.4, if termination of this Agreement is a result of a material breach of this Agreement by Perkin-Elmer, such licenses will not survive the termination of this Agreement to the extent that such licenses relate to Licensed Product(s) which have not yet been commercialized.

10.  CHANGE OF CONTROL OF SBio

     10.1. Notice of Offer. SBio will promptly notify Perkin-Elmer in writing of any written offer to acquire control of SBio ("control" being defined herein as the acquisition of a majority of the outstanding voting securities of SBio), such notice to be provided at least forty five days before a closing date for the acquiring transaction. Such notice will contain the name of the Party offering to acquire control of SBio and a description of the offer including the price and other material terms and conditions. Information contained in the notice will be considered Confidential Information.

11.  MISCELLANEOUS

     11.1. Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected will, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party will use its reasonable best efforts to avoid or remove such causes of non-performance and will continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

     11.2. Governing Law. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California.

     11.3. Separability.

           11.3.1. In the event any portion of this Agreement will be held illegal, void or ineffective, the remaining portions hereof will be interpreted to maintain the intent of the Parties.

           11.3.2. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law.

     11.4. Entire Agreement. The Agreement and the Equity Agreement constitute the sole agreements between the Parties relating to the subject matter hereof and supersede all previous writings and understandings. Confidential disclosures made pursuant to previously executed Confidentiality Agreements between SBio and Perkin-Elmer will remain subject to the terms of those Confidentiality Agreements. No terms or provisions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

     11.5. Assignment. This Agreement and the licenses herein granted will be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither this Agreement nor any interest hereunder will be assignable by either Party without the written consent of the other provided, however, that Perkin-Elmer or SBio may assign this Agreement or any of its rights or obligations hereunder to any Affiliate or to any third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other Party, subject to the other Party assuming all liabilities and obligations under the Agreement and, in the case of SBio, subject to Perkin-Elmer's right of notice pursuant 10.

     11.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed an original instrument, but all such counterparts together will constitute but one agreement.

     11.7. Notices. Any notice required or permitted under this Agreement will be sent by air mail, postage pre-paid, to the following addresses of the Parties:

           If to SBio:
           Soane BioSciences, Inc.     with copy to     Venture Law Group
           3906 Trust Way                               2800 Sand Hill Road
           Hayward, CA 94545-3716                       Menlo Park, CA 94025
           Attn.: President                             Attn.: Mark Medeaus

           If to Perkin-Elmer:
           The Perkin-Elmer Corp.      with copy to     The Perkin-Elmer Corp.
           850 Lincoln Centre Drive                     850 Lincoln Centre Drive
           Foster City, CA 94404                        Foster City, CA 94404
           Attn.: Michael Albin                         Attn.: Legal Department

IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.

SOANE BIOSCIENCES, INC.                         THE PERKIN-ELMER CORPORATION,
                                                THROUGH ITS PE APPLIED
                                                BIOSYSTEMS DIVISION

By: /s/ JOSEPH M. LIMBER                        By: /s/ MICHAEL HUNKAPILLER
    --------------------                            -----------------------

Name: Joseph M. Limber                          Name: Michael Hunkapiller
      ------------------                              ---------------------

Title: President, C.E.O.                        Title: Vice President
       -----------------                               --------------------